Exhibit 99.1

Moody’s Corporation Elects Bruce Van Saun to Board of Directors

NEW YORK, (BUSINESS WIRE) February 9, 2016 — Moody’s Corporation (NYSE:MCO) announced today that it has elected Bruce Van Saun to its board of directors effective March 1, 2016. Bruce will serve as a member of the board’s Audit and Governance and Compensation committees.

Mr. Van Saun, 58, has 30 years of leadership experience in the financial services sector. He currently serves as the Chairman of the Board and Chief Executive Officer of Citizens Financial Group, Inc., a retail and commercial bank. He is currently a director of the franchise board of Lloyd’s of London, with his term expiring on May 31, 2016. Previously, he served as Finance Director and as a member of the board of directors for RBS Group, and in senior roles with Bank of New York and Bank of New York Mellon, including as Vice Chairman and Chief Financial Officer.

“Bruce brings a wealth of diverse executive and board experience gained during his accomplished career in global banking and financial services, and we are pleased to welcome him to Moody’s board,” said Henry McKinnell, Jr., Chairman, Moody’s Corporation.

Mr. Van Saun previously held senior positions with Deutsche Bank, Wasserstein Perella Group and Kidder Peabody & Co. He is also a member of The Clearing House supervisory board.

ABOUT MOODY’S CORPORATION

Moody’s is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE:MCO) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody’s Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $3.5 billion in 2015, employs approximately 10,400 people worldwide and maintains a presence in 36 countries. Further information is available at www.moodys.com.

Media Contacts:

Michael Adler

Senior Vice President

Corporate Communications

212.553.4667

michael.adler@moodys.com

or

Salli Schwartz

Global Head of Investor Relations

212.553.4862

sallilyn.schwartz@moodys.com

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